Exhibit 10.4

Sunshine Savings Bank
Severance Policy
August 24, 2010

The following severance package is provided to employees whose employment is terminated for purposes other than cause.

It is the policy of Sunshine Savings Bank to provide Two (2) weeks pay for each year of service an employee has with SSB based on the current rate of pay at the time of terminations.  This will be with a minimum of six (6) months pay for SSB Officers and COBRA coverage for ninety (90) days on the current insurance benefit selected at the time of termination.